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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 5, 1999 relating to the consolidated financial statements, which appears in CD Radio Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated February 5, 1999 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PRICEWATERHOUSECOOPERS LLP


PRICEWATERHOUSECOOPERS LLP


New York, New York
August 27, 1999